AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 2002

                              REGISTRATION NO. 333-
      ====================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 CANDIE'S, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

                           Delaware                        11-2481903
----------------------------------------------     ----------------------------
(State or other jurisdiction of Incorporation)          (I.R.S. Employer
                                                        Identification No.)

                               400 Columbus Avenue
                            Valhalla, New York 10595
                                 (914) 769-8600
--------------------------------------------------------------------------------
         (Address, including Zip code, and telephone number, including area code, of Registrant's principal executive offices)

                       Neil Cole, Chief Executive Officer
                                 Candie's, Inc.
                               400 Columbus Avenue
                            Valhalla, New York 10595
                                 (914) 769-8600
               ---------------------------------------------------
            (Name, address, including Zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             Robert J. Mittman, Esq.
                                Ethan Seer, Esq.
                        Blank Rome Tenzer Greenblatt LLP
                              405 Lexington Avenue
                            New York, New York 10174
                             Telephone (212 885-5000
                            Facsimile: (212) 885-5001

Approximate date of proposed commencement of sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.
[-]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               Calculation of Fee

----------------------------- ------------------- --------------------------- --------------------------- -------------------
Title of Shares to            Amount to be        Proposed Maximum            Proposed Maximum            Amount of
be Registered                 Registered          Aggregate Price Per Unit    Aggregate Offering Price    Registration Fee
----------------------------- ------------------- --------------------------- --------------------------- -------------------

Common Stock $.001            3,000,000 (3)       $      3.92 (4)             $     11,760,000 (4)        $
par value (1)(2)                                                                                          1,081.92
----------------------------- ------------------- --------------------------- --------------------------- -------------------


(1)      Represents shares to be sold by the selling stockholder.

(2) Includes preferred share purchase rights. Prior to the occurrence of certain events, the preferred share purchase rights will not be evidenced separately from the Common Stock.

(3) Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered such additional shares as may be offered or issued to the selling stockholders to prevent dilution resulting from stock dividends, stock splits or similar transactions.

(4) Estimated solely for purpose of calculating the registration fee. Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, the registration fee has been calculated based upon the average of the high and low prices, as reported by Nasdaq, for the registrant's Common Stock as of July 18, 2002.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion, Dated July 23, 2002
                                   PROSPECTUS

                                 CANDIE'S, INC.

                        3,000,000 shares of Common Stock

         The selling stockholder listed on page 7 of this prospectus is offering for resale up to 3,000,000 shares of common stock beneficially owned by it. The common stock may be offered from time to time by the selling stockholder through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the "Plan of Distribution".

         We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

         Our common stock is listed on the Nasdaq National Market under the symbol "CAND" On July 22, 2002, the last sale price of our common stock as reported by Nasdaq was $3.269 per share.

         Investing in our common stock involves a high degree of risk. For more information, see "Risk Factors" beginning on page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  The date of this prospectus is ________, 2002

                                Table of Contents

                                                                            Page

Forward-looking Statements................................................... 3
The Company.................................................................. 3
Risk Factors................................................................. 3
Use of Proceeds.............................................................. 7
Selling Stockholder.......................................................... 8
Plan of Distribution......................................................... 8
Legal Matters................................................................11
Experts......................................................................11
Where You Can Find More Information..........................................11
Incorporation of Certain Documents by Reference..............................12

                           Forward-looking Statements

         Certain statements in this Registration Statement or the documents incorporated by reference in this Registration Statement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Candie's, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those set forth under the caption "Risk Factors." The words "believe," "expect," "anticipate," "intend," and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date of the statement was made. Candie's undertakes no obligation to update any forward-looking statement.

                                   The Company

         Candie's is engaged primarily in the design, marketing and distribution of moderately-priced women's casual and fashion footwear under the CANDIE'S(R) and BONGO(R) trademarks, for distribution within the United States to department, specialty, chain and thirteen Candie's-owned retail stores, through the Candie's web site and to specialty stores internationally.

         Candie's was incorporated under the laws of the State of Delaware in 1978. Its principal executive offices are located at 400 Columbus Drive, Valhalla, New York 10595, and its telephone number is (914) 769-8600.

         Unless the context requires otherwise, reference in this prospectus to "we", "us" ,"our", "Candie's", or "Company" refers to Candie's, Inc. and its subsidiaries.



                                  Risk Factors



         We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations. The following highlights some of the factors that have affected, and in the future could affect, our operations.

We have incurred losses during recent fiscal years.

         We sustained net losses of $2,282,000, $8,200,000 and $25,176,000 during our fiscal years ended January 31, 2002, 2001 and 2000, respectively. We cannot guarantee that we will not incur substantial losses in the future. Moreover, future losses could jeopardize our ability to comply with certain financial covenants contained in agreements with our primary commercial lenders. If we were to violate any such covenants the lenders could accelerate any of our outstanding loans.

Our business is dependent on continued market acceptance of our products and of the CANDIE'S(R) and BONGO(R) trademarks.

         Our ability to achieve continued market acceptance of our existing products or market acceptance of any future products that may be offered by us is subject to a high degree of uncertainty. Our ability to achieve market acceptance by new customers or continued market acceptance by existing or past customers will require substantial additional marketing efforts and the expenditure of significant funds by us to create a demand for such products. Our additional marketing efforts and expenditures may not result in either increased market acceptance of our products or increased sales. We are materially dependent on the sale of products bearing the CANDIE'S(R) and BONGO(R) trademarks for a significant portion of our revenues. A failure of our CANDIE'S(R) or BONGO(R) trademarks or products to achieve or maintain market acceptance would have a material adverse effect on us.

Our business is dependent upon our ability to secure and maintain adequate financing to satisfy our significant capital requirements and other obligations.

     The manufacture and sale of our products requires that we obtain a significant amount of capital. We are substantially dependent on financing from the arrangement with our factor in order to finance our working capital requirements. We will require financing should we seek to expand our business operations including, but not limited to, an expansion of our retail operations. In addition, in connection with our acquisition in April 2002 from Sweet Sportswear LLC ("Sweet") of the remaining 50% interest in Unzipped Apparel LLC ("Unzipped"), a joint venture that we previously had formed with Sweet, we will be issuing to Sweet $11.0 million of redeemable preferred stock or principal amount of senior subordinated notes that will mature in 2012. In addition, by February 1, 2003 we will be required to pay off certain Unzipped indebtedness which, as of July 2002, aggregated approximately $21.1 million. Moreover, in the event that projected cash flow proves to be insufficient to satisfy our cash requirements, we may be required to seek additional funds through, among other means, public or private equity or debt financing, which may result in dilution to our stockholders. Our failure to obtain any required additional financing on terms acceptable to us, or at all, could have a material adverse effect upon our business.


A recession in the fashion industry or rapidly changing fashion trends could harm our operating results.

         The fashion industry is cyclical, with purchases of apparel and related goods tending to decline during recessionary periods when disposable income is low. A poor general economic climate could have a negative impact on our ability to compete for limited consumer resources. Moreover, our future success depends in substantial part on our ability to anticipate and respond to changing consumer demands and fashion trends in a timely manner. The footwear and wearing apparel industries are generally subject to constantly changing fashion trends. If we misjudge the market for a particular product or product line, it may result in an increased inventory of unsold and outdated finished goods, which may have an adverse effect on our business.

We rely on unaffiliated manufacturers and suppliers.

         We do not own or operate any manufacturing facilities. All of our footwear and wearing apparel products are manufactured to our specifications by our suppliers (either directly or through third party manufacturers on a subcontract basis). We have no manufacturing or supply contracts with any of the manufacturers or suppliers of footwear products, therefore, any or all of these companies could terminate their relationship with us at any time. In addition, the manufacturers of our products have limited production capacity and may not, in all instances, have the capability to satisfy our manufacturing requirements. In such event, the capacity of alternative manufacturing sources may not be available to us on a cost effective basis. Accordingly, our dependence upon third parties for the manufacture of our products could have an adverse effect on our ability to deliver products on a timely and competitive basis and could have an adverse effect on our operations.

         In addition, most raw materials necessary for the manufacture of our footwear are purchased by the manufacturers from suppliers located in the country of manufacture. We do not maintain contractual relationships with any of these suppliers and our inability to obtain raw materials could harm our operations.

         Moreover, we operate under substantial time constraints which require us to have production orders in place at specified times in advance of its customers' retail selling seasons. If our suppliers fail to meet their delivery date requirements pursuant to purchase orders with us, we will be unable to meet our delivery date requirements pursuant to purchase orders with our customers. This could result in the cancellation of purchase orders both by us and our customers, having an adverse effect on our revenues and earnings.

We are subject to risks and uncertainties of foreign manufacturing.

Substantially all of our products are manufactured overseas. We are subject to various risks inherent in foreign manufacturing, including:

o        increased credit risks;

o        increased tariffs and duties;

o        fluctuations in foreign currency exchange rates;

o        shipping delays; and

o international political, regulatory and economic developments, all of which can have a significant impact on our operating results.

         We also import certain finished products and assume all risk of loss and damage once our suppliers ship these goods. If these goods were destroyed or damaged during shipment it could adversely effect our operations and financial position.

We face intense competition in our markets.

         The footwear and apparel industries are extremely competitive in the United States and we face intense and substantial competition in each of our product lines. In general, competitive factors include quality, price, style, name recognition and service. In addition, the presence in the marketplace of various fads and the limited availability of shelf space can affect competition. Many of our competitors have greater financial, distribution, marketing and other resources than we have and have achieved significant name recognition for their brand names. There can be no assurance that we will be able to continue to compete successfully.

We may not be able to protect our proprietary rights or avoid claims that we infringe on the proprietary rights of others.

         We own federal trademark registrations for CANDIE'S(R) and BONGO(R), among others, and believe that our CANDIE'S(R) trademark and our BONGO(R) trademark have significant value and are important to the marketing of our products. There can be no assurance that CANDIE'S(R), BONGO(R) or other trademarks owned or used by us do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that we would not, in such an event, be prevented from using the trademarks, any of which events could have an adverse effect on us. In addition, there can be no assurance that we will have the financial resources necessary to enforce or defend trademarks owned or used by us.

We are dependent upon our key executives and other personnel.

         Our success of is largely dependent upon the efforts of Neil Cole, our President, Chief Executive Officer and Chairman. Although we have entered into an employment agreement with Mr. Cole, expiring in January 2005, the loss of his services would have a material adverse effect on our business and prospects. Our success is also dependent upon our ability to hire and retain additional qualified sales and marketing personnel in connection with the design, marketing and distribution of our products as well as our ability to hire and retain administrative personnel. There can be no assurance that we will be able to hire or retain such necessary personnel.

Provisions in our charter and share purchase rights plan may prevent an acquisition of Candie's.

         Certain provisions of our Certificate of Incorporation and our Share Purchase Rights Plan could have the effect, either alone or in combination with each other, of making more difficult, or discouraging an acquisition of our company deemed undesirable by our Board of Directors. Our Certificate of Incorporation provides for the issuance of up to 75,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of June 30, 2002 there were approximately 24,000,000 shares of common stock and no shares of preferred stock outstanding. Additional shares of our common stock and preferred stock are therefore available for future issuance without stockholder approval. The Share Purchase Rights Plan, commonly known as a "poison pill," states that, in the event than an individual or entity acquires 15% of the outstanding shares of our company, stockholders other than the acquiror may purchase additional shares of our common stock for a fixed price. The existence of authorized but unissued capital stock, together with the existence of the Share Purchase Rights Plan, could have the effect of discouraging an acquisition of our company.

We are subject to certain litigation and regulatory matters that could harm us.

         We currently are defendants in a breach of contract action commenced against us by one of our former buying agents that also supplied us with certain footwear. Our financial condition could be harmed if we were required to pay the monetary damages sought by the plaintiff. Moreover, in August 1999 the staff of the Securities and Exchange (SEC) advised us that it had commenced a formal investigation into our actions and the actions of others in connection with, among other things, certain accounting issues. We could be harmed if the SEC decides to take any action against us as a result of the matters that are subject of the SEC investigation.

We do not expect to pay dividends on our common stock.

         We have not paid any cash dividends on our common stock to date and do not expect to pay dividends for the foreseeable future. Under existing loan agreements with our principal lender, we are not permitted to pay dividends without the lender's consent.

The market price of our common stock may be volatile.

         The market price of the common stock may be highly volatile. Disclosures of our operating results, announcements of various events by us or our competitors and the development and marketing of new products affecting our industry may cause the market price of our common stock to change significantly over short periods of time. Sales of shares under this prospectus may have a depressive effect on the market price of our common stock.

Future sales of shares of our common stock could affect the market price of our common stock and our ability to raise additional capital.

         We have previously issued a substantial number of shares of common stock, which are eligible for resale under Rule 144 of the Securities Act, and may become freely tradable. We will also be required to issue additional shares of common stock in 2002 pursuant to the terms of our settlement of a prior class action litigation brought against us. We have also registered a substantial number of shares of common stock that are issuable upon the exercise of options and warrants. If holders of options or warrants choose to exercise their purchase rights and sell shares of common stock in the public market, or if holders of currently restricted shares or the shares previously issued or to be issued in connection with the settlement of the prior class action litigation choose to sell such shares in the public market under Rule 144 or otherwise, the prevailing market price for the common stock may decline. Future public sales of shares of common stock may adversely affect the market price of our common stock or our future ability to raise capital by offering equity securities.

                                 Use of Proceeds

         We will not receive any proceeds from the sale by the selling stockholder named in this prospectus.

         We have agreed to pay expenses in connection with the registration of the shares being offered by the selling stockholder.

                               Selling Stockholder

         Based on information provided by the selling stockholder, the following table sets forth certain information regarding the selling stockholder:

         The table below assumes for calculating the stockholder's beneficial and percentage ownership that options, warrants or convertible securities that are held by such stockholder (but not held by any other person) and are exercisable within 60 days from the date this prospectus have been exercised and converted. The table also assumes the sale of all of the shares being offered.





                                                                               Common Stock Beneficially
                                                                                Owned After the Offering
                                   Number of Shares of                         ---------------------------
                                     Common Stock                                               Percent of
                                   Beneficially Owned           Shares           Number        Outstanding
Selling Security Holder            Prior to the Offering     Being Offered     of Shares          Shares
-----------------------            ---------------------     -------------     ---------       -----------

Sweet Sportswear, LLC(1)                   3,000,000          3,000,000           0               0


--------

(1) Voting and investment control over the shares owned of record by Sweet is held by Mr. Hubert Guez, a director of the Company. The shares are subject to an agreement in which Sweet has agreed to vote the shares as directed by the Company's Board of Directors. On April 23, 2002 the Company acquired from Sweet the remaining 50% equity interest in Unzipped, a joint venture previously formed by the Company and Sweet. Sweet has agreed not to sell any of the 3,000,000 shares without the Company's consent until April 23, 2003 and to retain at least a minimum of 1,000,000 shares until at least the beginning of the third year of a management agreement that the Company and Sweet intend to enter into that provides for Sweet to manage Unzipped for a three year period. In connection with the acquisition transaction the Company issued to Sweet the 3,000,000 shares of common stock being offered hereby by Sweet and agreed to issue to Sweet $11.0 million of redeemable preferred stock. In lieu of issuing the preferred stock the parties are discussing the possible issuance by the Company to Sweet of $11.0 million of senior subordinated notes due 2012.

                              Plan of Distribution

         We have been advised that the selling stockholder, which may include pledgees, donees, transferees or other successors-in-interest who have received shares from a selling stockholder after the date of this prospectus, may from time to time, sell all or a portion of the shares in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to these market prices or at negotiated prices.

         All costs, expenses and fees in connection with the registration of the shares offered by this prospectus shall be borne by us. Brokerage costs, if any, attributable to the sale of shares will be borne by the selling stockholder

         The shares may be sold by the selling stockholder by one or more of the following methods:

               block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction;

               purchases by a broker or dealer as principal and resale by such broker dealer for its account pursuant to this prospectus;

               an exchange distribution in accordance with the rules of the applicable exchange;

               ordinary brokerage transactions and transactions in which the broker solicits purchasers;

               through put and call options relating to the shares;

               negotiated transactions;

               a combination of any such methods of sale at market prices prevailing at the time of the sale or at negotiated prices; and

               any other method permitted pursuant to applicable law.

         The transactions described above may or may not involve brokers or dealers.

         A selling stockholder will not be restricted as to the price or prices at which the selling stockholder may sell its shares. Sales of shares by the selling stockholder may depress the market price of our common stock since the number of shares which may be sold by the selling stockholder is relatively large compared to the historical average weekly trading of our common stock. Accordingly, if the selling stockholder were to sell, or attempt to sell, all of such shares at once or during a short time period, we believe such a transaction could adversely affect the market price of our common stock.

         From time to time a selling stockholder may pledge its shares under margin provisions of customer agreements with its brokers or under loans with third parties. Upon a default by the selling stockholder, the broker or such third party may offer and sell any pledged shares from time to time.

         In effecting sales, brokers and dealers engaged by a selling stockholder may arrange for other brokers or dealers to participate in the sales as agents or principals. Brokers or dealers may receive commissions or discounts from the selling stockholder or, if the broker-dealer acts as agent for the purchaser of such shares, from the purchaser in amounts to be negotiated, which compensation as to a particular broker dealer might be in excess of customary commissions which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share, and to the extent the broker-dealer is unable to do so acting as agent for a selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may then resell those shares from time to time in transactions in the over-the counter market or otherwise;

               at prices and on terms prevailing at the time of sale;

               at prices related to the then-current market price; or

               in negotiated transactions.

         These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of those shares commissions as described above. The selling stockholder may also sell the shares in open market transactions under Rule 144 under the Securities Act, rather than under this prospectus.

         The selling stockholder and any broker-dealers or agents that participate with the selling stockholder in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We have agreed to indemnify the selling stockholder against certain liabilities under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         The selling stockholder is subject to applicable provisions of the Securities Exchange Act of 1934 and the SEC's rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholder.

         In order to comply with certain states' securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                                  Legal Matters

         Blank Rome Tenzer Greenblatt LLP of New York, New York will pass upon the validity of the shares of common stock being offered by this prospectus.

                                     Experts

         The financial statements and schedule of Candie's, Inc. incorporated in this prospectus by reference from Candie's, Inc.'s Annual Report on Form 10-K for the year ended January 31, 2002 have been audited by BDO Seidman, LLP, independent certified public accountants. The financial statements and schedule referred to above have been so incorporated by reference herein in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.

         Ernst & Young LLP, independent auditors, have audited the financial statements of Unzipped Apparel LLC included in the Candie's, Inc. Current Report on Form 8-K/A for the event dated April 23, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The financial statements of Unzipped Apparel LLC are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                       Where You Can Find More Information

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and we file reports and other information with the SEC.

         You can read reports and other information filed by us with the SEC without charge and copy such reports and information at the public reference facilities maintained by the SEC at the following address:

               Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, 60661-2511.

         You may read and copy any of the reports, statements, or other information we file with the SEC at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. The Nasdaq Stock Market maintains a Web site at http://www.nasdaq.com that contains reports, proxy statements and other information filed by us.

         Our common stock is listed on The Nasdaq National Market under the symbol "CAND".

                 Incorporation of Certain Documents By Reference

         We have filed with the SEC, Washington, D.C., a registration statement on Form S-3 under the Securities Act of 1933, covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed or incorporated by reference as an exhibit to the registration statement.

         The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.

1.   Our Annual Report on Form 10-K for the fiscal year ended January 31, 2002;

2. The description of our common stock and our preferred share purchase rights contained in our registration statements on Form 8-A filed with the SEC and any amendments thereto;

3.   Our Current Report on Form 8-K for the event dated April 23, 2002;

4.   Our Quarterly Report on Form 10-Q for the quarter ended April 30, 2002;

5. Our amendment to our Current Report on Form 8-K/A (Amendment No. 1) for the event dated April 23, 2002;

6. All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering, except the Compensation Committee Report on Executive Compensation and the performance graph included in any Proxy Statement filed by us pursuant to Section 14 of the Exchange Act; and

7. All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of the initial filing of this registration statement and prior to the effectiveness of this registration statement.

         You may request a copy of these filings, other than the exhibits, by writing or telephoning us at Candie's, Inc., 400 Columbus Drive, Valhalla, New York 10595, telephone number (914) 769-8600.

         We have not authorized anyone else to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell nor is it a solicitation of an offer to buy any security in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus or incorporated by reference herein is correct as of any time subsequent to its date.

                                 Candie's, Inc.

                        3,000,000 shares of Common Stock

                                   Prospectus

                                 _________, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (estimated except for the SEC Registration fee)are as follows:

SEC Registration Fee                                           $1,081.92
Accounting Fees and Expenses                                  $10,000.00
Legal Fees and Expenses                                       $10,000.00
Miscellaneous Expenses                                         $3,918.08
Total                                                         $25,000.00

Item 15. Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of the State of Delaware ("GCL") provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

         Section 102(b) of the GCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its shareholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) of the GCL provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law;
(iii) liability for dividends paid or stock repurchased or redeemed in violation of the GCL; or (iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its shareholders to obtain injunctive relief, specific performance or other equitable relief against directors.

         Article Ninth of the registrant's Certificate of Incorporation and the registrant's By-laws provide that all persons who the registrant is empowered to indemnify pursuant to the provisions of Section 145 of the GCL (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the registrant to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

         Article Tenth of the registrant's Certificate of Incorporation provides that no director of the registrant shall be personally liable to the registrant or its stockholders for any monetary damages for breaches of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the GCL; or (iv) for any transaction from which the director derived an improper personal benefit.

         The registrant's employment agreements with Mr. Neil Cole, the registrant's Chief Executive Officer and Ms. Deborah Sorell Stehr, the registrant's Senior Vice President and General Counsel provide that the registrant shall indemnify each of them for the consequences of all acts and decisions made by such person while performing services for the registrant. These agreements also require the registrant to use its best efforts to obtain directors' and officers' liability insurance for such persons.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

          5    Opinion of Blank Rome Tenzer Greenblatt LLP

          23.1 Consent of BDO Seidman, LLP

          23.2 Consent of Ernst & Young, LLP

          23.3 Consent of Blank Rome Tenzer  Greenblatt LLP (included in Exhibit
               5)

          24 Power of Attorney (included on the signature page of the Registration Statement)


Item 17. Undertakings

Undertaking Required by Regulation S-K, Item 512(a).

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertaking Required by Regulation S-K, Item 512(b).

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

Undertaking required by Regulation S-K, Item 512(h).

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 23rd day of July 2002.

                                          CANDIE'S, INC.

                                       By:/s/Neil Cole
                                          --------------------------------------
                                          Neil Cole
                                          President and Chief Executive Officer

         Each person whose signature appears below authorizes each of Neil Cole and Richard Danderline, or either of them acting individually, as his true and lawful attorney-in-fact, each with full power of substitution, to sign the Registration Statement on Form S-3 of Candie's, Inc., including any and all pre-effective and post-effective amendments, in the name and on behalf of each such person, individually and in each capacity stated below, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following person in the capacities and on the dates stated.

Signature             Title                                        Date
---------             -----                                        ----

/s/Neil Cole          Chief Executive Officer, President and       July 23, 2002
--------------------- Director (Principal Executive Officer)
Neil Cole

/s/Richard Danderline
--------------------- Executive Vice President of Operations and   July 23, 2002
Richard Danderline    Finance (Principal Financial and Accounting
                      Officer)

/s/Barry Emanuel      Director                                     July 23, 2002
---------------------
Barry Emanuel

/s/Steven Mendelow    Director                                     July 23, 2002
---------------------
Steven Mendelow

                      Director                                     July __, 2002
---------------------
Peter Siris

/s/Ann Iverson        Director                                     July 23, 2002
---------------------
Ann Iverson

/s/Hubert Guez        Director                                     July 23, 2002
---------------------
Hubert Guez